                              DONNELLY CORPORATION
       UNFUNDED DEFERRED DIRECTOR FEE PLAN, AS AMENDED AND RESTATED
                           EFFECTIVE DECEMBER 7, 2001


         1. On or before the last day of any year, any director may elect to defer receipt of all or a specified amount or percentage of the director's fees to be earned in succeeding years. Any election will continue from year to year until modified by a later election which will be effective with respect to the calendar years beginning after the election.

         2. The Company will maintain a separate account for each director to which deferred fees will be credited as earned. On the last day of each fiscal quarter, the Company will also credit to each such account interest on the average balance in that quarter at the rate equal to the prime rate on the last day of that quarter.

         3. The plan will be unfunded.

         4. Amounts deferred under the Plan, together with accumulated interest, will be distributed to the director in 10 annual installments, the first of which will be payable on the first day of the year following the director's retirement or termination from the board of Directors. The amount of each installment will be the balance of the director's account at that date divided by the number of unpaid installments. The balance of the former director's account will continue to be credited with interest as provided above.

         5. A director may elect to modify the installment payment arrangement of paragraph 4 by filing with the Company an irrevocable written election to have the amount in the director's account paid in a single lump sum payment or in annual or quarterly installments over a fixed period of 10 years or less. In either case, the first installment or the lump sum distribution will be payable on the first day of the year following the year in which the director's service on the board of directors terminates. Any such election must be filed with the Company at least 24 months prior to the date on which the first installment would have been payable under paragraph 4 and the Company will make payments to the former director in accordance with the election.

         6. Upon the death of a director or former director prior to the year in which the deferred amounts are payable, the balance of the director's account will be paid to the director's beneficiary in accordance with the form of payment elected by the director in a written election filed with the Company prior to death. These elections may be filed along with the designation of the beneficiaries and the payments will be made in accordance with the last election filed by the director prior to death. If a director fails to file an election concerning payment upon death, then payment will be made to the beneficiary in ten annual installments, the first of which will be payable on the first day of the year following the death of the director. If a former director dies after installment payments have begun under paragraphs 4 or 5, the balance of the installment payments will be made to the director's beneficiary in accordance with the method of payment elected by the director.

         7. Each director may designate a beneficiary or beneficiaries, including contingent or successor beneficiaries, to receive the balance in the director's account after the director's death. A beneficiary designation must be in writing and must be filed with the Company during the director's lifetime. Each beneficiary designation filed by a director will cancel all designations previously filed. If a director fails to designate a beneficiary or all beneficiaries die before the director, the Company will pay the death benefits to the director's spouse if surviving and, if not, to the director's estate.

         8. A director may elect to withdraw from the account while remaining on the board of directors as follows:

                  (a) A director may elect to withdraw all or any part of the account at any time or times after attaining age 72 by filing an election form with the Company at least 15 months prior to the date of the withdrawal; and

                  (b) A director may take receipt of the amount of the quarterly interest to be credited to the account in the following year or years by filing an election form with the Company on or before the last day of the year prior to the year or years in which the interest is to be withdrawn.

         9. If a director's service on the board of directors terminates within two years after a change in control of the Company, the balance in the former director's account will be paid to the former director or the director's beneficiary in a single lump sum payment that will be made on the following January 1 or six months after service on the board terminates, whichever date is earlier.

                  A "change in control" means an occurrence of a nature with respect to Donnelly that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended. Without limiting the inclusiveness of the definition in the preceding sentence, a change in control shall be deemed to have occurred as of the first day that any one or more of the following conditions is satisfied:

                  (a) Any person is or becomes the beneficial owner, directly or indirectly, of securities of Donnelly representing 40% or more of the combined voting power of Donnelly's then outstanding securities; or

                  (b) At any time a majority of the board of directors of Donnelly is comprised of other than continuing directors (for purposes of this section, the term continuing director means a director who has either
                           (I) first elected or appointed as a director prior to the effective date of this Agreement; or (ii) subsequently elected or appointed as a director if such director was nominated or appointed by at least a majority of the then continuing directors); or

                  (c)      Any of the following occur:

                           (i) Any merger or consolidation of Donnelly, other than a merger or consolidation in which the voting securities of Donnelly immediately prior to the merger or consolidation continue to represent (either by remaining outstanding or being converted into securities of the surviving entity) 50% or more of the combined voting power of Donnelly or surviving entity immediately after the merger or consolidation with another entity.

                           (ii) Any sale, exchange, lease, mortgage, pledge, transfer, or other disposition (in a single transaction or a series of related transactions) of all or all but a non-material portion of the assets of Donnelly;

                           (iii)    Any liquidation or dissolution of Donnelly;

                           (iv) Any reorganization, reverse stock split, or recapitalization of Donnelly that would result in a change in control; or

                           (v) Any transaction or series of related transactions having, directly or indirectly, the same effect as any of the foregoing; or any agreement, contract, or other arrangement providing for any of the foregoing.

         10. The board of directors will appoint a committee to oversee the administration of this Plan. The committee will have the authority to accelerate the payment of any installments to any former director or beneficiary whenever application for acceleration of the payments is made by the former director or beneficiary. The committee will have complete discretion in determining whether to accelerate payments.

         11. The board of directors may elect to pay any amount standing to the credit of a director in a single payment if the director ceases to be a director of the Company and becomes employed by, a director of, or otherwise affiliated with any business that is in competition with the Company.

::ODMA\PCDOCS\GRR\501820\1